Exhibit 99.1

The Hanover Insurance Group, Inc., Announces The Sale of Its Remaining Run-Off Life

Insurance Business

Transaction Enhances Capital Flexibility and Company Focus on Its Property and

Casualty Business

WORCESTER, Mass., July 31, 2008 – The Hanover Insurance Group, Inc., (NYSE: THG) announced today that it has entered into a definitive agreement to sell its remaining run-off life insurance business, First Allmerica Financial Life Insurance Company (FAFLIC), to Commonwealth Annuity and Life Insurance Company, a Goldman Sachs Company. In conjunction with the closing of this transaction, The Hanover is seeking approval from the Massachusetts Division of Insurance for a pre-close dividend from FAFLIC of various assets valued at approximately $160 million. Total net proceeds from the sale, including the dividend, and after transactions costs and intercompany account settlements, are projected to be valued at approximately $220 million.

The actual dividend and purchase price will be determined at closing, and be adjusted based on the surplus level of FAFLIC, as well as for changes in the fair value of certain investments and various other items. The Company expects to sell the majority of the dividended assets to its wholly-owned subsidiary, The Hanover Insurance Company, thus cash and investments at the holding company are expected to increase by approximately $220 million from the transaction.

In connection with the sale transaction, the parties expect The Hanover Insurance Company to reinsure FAFLIC’s accident and health assumed reinsurance pool business, which has been reported as a discontinued operation since 1999 and represents approximately 10% of FAFLIC’s total net insurance liabilities.

The transaction is subject to regulatory approval from the Massachusetts Division of Insurance and the New Hampshire Insurance Department and other regulators as is customary for a transaction of this nature. It is expected to be completed in the fourth quarter of 2008.

The transaction is expected to result in a net after-tax loss of approximately $66 million, which will be reflected in The Hanover’s second quarter results expected to be released after the market closes today.

“This transaction completes the divestiture of our life business, which has been in run-off since 2002, which we believe will give us greater financial flexibility,” said Frederick H. Eppinger, president and chief executive officer of The Hanover Insurance Group. “The sale accelerates the release of capital from our life company and enables us to deploy that capital more efficiently. Proceeds will be used to build our core property and casualty business, and also to further improve our return on equity, creating opportunities for strategic acquisitions and additional share repurchase programs. At the same time, the transaction provides an excellent outcome for the policyholders of FAFLIC.”

Forward-Looking Statements

All statements in this release, other than statements of historical fact, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by the press release, slide presentation and statements made. These include: (1) the successful consummation of the transactions with Commonwealth in a timely manner; (2) the various conditions to the consummation of such transactions being satisfied or waived without the imposition of material burdens or expenses; (3) the required regulatory approvals of the transactions being obtained in a timely manner without the imposition of any material restrictions or burdens, including the proposed dividend, the sale to Commonwealth Annuity and Life Insurance Company, the coinsurance and related agreements for the accident and health business, certain intercompany transactions, including the proposed sale by the holding company to its subsidiary for cash and securities of assets the holding company receives from the proposed dividend; (4) the statutory results of operations of FAFLIC until close, which will impact the statutory surplus of FAFLIC and consequently the ultimate dividend and purchase price; (5) the uncertainties as to the gross or net proceeds to be received by THG, including the uncertainty as to the effects of the various purchase price adjustments and expenses incurred by THG and the impact of various tax elections; (6) the ability to realize post-closing earnings for the property-casualty segment that are taxable and make FAFLIC’s tax attributes valuable; and (7) the impact of contingent liabilities, including litigation and regulatory matters, assumed by the holding company in connection with the transaction.

Forward-looking statements are not guarantees of future performance, and actual results could well differ materially. Investors should consider these and other risks and uncertainties in our business that may affect future performance (including FAFLIC), and that are discussed in readily available documents, including The Hanover’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other documents filed by Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investor Relations.”

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
Sujata Mutalik	Michael F. Buckley
Email: smutalik@hanover.com	Email: mibuckley@hanover.com
Phone: 1-508-855-3457	Phone: 1-508-855-3099